Exhibit 99.1

Aeglea BioTherapeutics Reports Third Quarter 2022 Financial Results and Provides Program Updates

Interim Clinical Data from Phase 1/2 Trial of Pegtarviliase Expected in Fourth Quarter of 2022; Currently Dosing Cohort 3 at 1.35 mg/kg

MAA for Pegzilarginase for the Treatment of Arginase 1 Deficiency Accepted for Review by the EMA

$75.2 Million of Cash as of September 30, 2022; Runway into Fourth Quarter of 2023

Austin, Texas, November 3, 2022 - Aeglea BioTherapeutics, Inc. (NASDAQ:AGLE), a clinical-stage biotechnology company developing a new generation of human enzyme therapeutics as innovative solutions for rare metabolic diseases, today announced financial results for the third quarter ended September 30, 2022 and provided program updates.

“With our recent corporate restructuring we have prioritized our pegtarviliase program to optimize our resources and maximize Aeglea’s success. We continue to advance our Phase 1/2 trial of pegtarviliase for Classical Homocystinuria with the ongoing enrollment of cohort 3 and look forward to sharing interim data from this trial before the end of the year,” said Jim Kastenmayer, Ph. D., J.D., interim chief executive officer and general counsel of Aeglea. “While our primary focus is pegtarviliase, we are a multi-program company and are pleased that the Marketing Authorization Application for pegzilarginase for Arginase 1 Deficiency submitted by our valued partner Immedica is currently under review by the EMA for a potential approval next year. We view the progress in our portfolio as validation of what can be accomplished through our innovative human enzyme engineering platform and its potential to transform the lives of patients and families living with rare metabolic diseases.”

Program and Corporate Updates

Pegtarviliase in Homocystinuria

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Currently dosing Classical Homocystinuria patients in cohort 3 at 1.35 mg/kg once weekly via subcutaneous injection in the Phase 1/2 clinical trial.
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Plan to announce interim Phase 1/2 clinical data, including data from cohort 3, in the fourth quarter of 2022.
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Received a letter from the U.S. Food and Drug Administration (FDA) responding to a protocol amendment stating that patients aged younger than 18 years cannot currently be enrolled in the Phase 1/2 trial. The company believes the letter will have no impact on the timeline for the trial.
•
Hosted a Key Opinion Leader (KOL) webinar discussing Classical Homocystinuria and providing an overview of the pegtarviliase program.

Pegzilarginase in Arginase 1 Deficiency

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Marketing Authorization Application (MAA) was submitted by Immedica, Aeglea’s commercialization partner in Europe and certain countries in the Middle East, and validated by the European Medicines Agency (EMA). The MAA is currently under review by the EMA.
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Actively engaged with the FDA to identify a viable regulatory approach and path to the resubmission of the Biologics License Application (BLA).
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Presented efficacy and safety data from the PEACE Phase 3 clinical trial at the Society for the Study of Inborn
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Errors of Metabolism (SSIEM).

Corporate

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Announced a corporate restructuring in order to prioritize resources and focus on the pegtarviliase program while reducing expenses.
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Jim Kastenmayer, Ph.D., J.D, the company’s general counsel, was appointed interim chief executive officer. A search for a permanent chief executive officer is currently underway.

Upcoming Events

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Piper Sandler 34th Annual Healthcare Conference, November 29-December 1, 2022
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5th Annual Evercore ISI HealthCONx Conference, November 29-December 1, 2022
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LifeSci Advisors Corporate Access Event, held during the JP Morgan 41st Annual Healthcare Meeting, January 9-12, 2023

Third Quarter 2022 Financial Results

As of September 30, 2022, Aeglea had available cash, cash equivalents, marketable securities and restricted cash of $75.2 million. The company expects its cash, cash equivalents and marketable securities will enable it to fund its operating expenses and capital expenditure requirements into the fourth quarter of 2023.

Aeglea recognized development fee revenues of $0.2 million in the third quarter of 2022 as a result of its license and supply agreement with Immedica for the commercial rights to pegzilarginase in certain territories outside the U.S. The revenue was related to the PEACE Phase 3 trial and BLA package. In the third quarter of 2021, Aeglea recognized $1.4 million of license and development revenue in connection with the Immedica license and supply agreement.

Research and development expenses totaled $12.0 million for the third quarter of 2022 and $14.9 million for the third quarter of 2021. The decrease was primarily due to a reduction in expenses associated with the PEACE Phase 3 clinical trial and expenses associated with good manufacturing practice readiness for pegtarviliase.

General and administrative expenses totaled $7.0 million for the third quarter of 2022 and $6.8 million for the third quarter of 2021. This increase was due to compensation and other personnel expenses associated with severance pay and benefits which was partially offset by a decrease in commercial expenses.

Net loss totaled $18.2 million and $20.3 million for the third quarter of 2022 and 2021, respectively, with non-cash stock compensation expense of $1.6 million and $2.1 million for the third quarter of 2022 and 2021, respectively.

About Pegtarviliase in Homocystinuria

Pegtarviliase (formerly AGLE-177) is a novel recombinant human enzyme, which is engineered to degrade the amino acid homocysteine and its dimer. Pegtarviliase is currently being studied in a Phase 1/2 clinical trial for the treatment of patients with Classical Homocystinuria, a rare inherited disorder of methionine metabolism that results in elevated levels of total homocysteine. Homocysteine accumulation plays a key role in multiple progressive and serious disease-related complications, including thromboembolic vascular events, skeletal abnormalities (including severe osteoporosis), developmental delay, intellectual disability, lens dislocation and severe near sightedness. In preclinical studies, pegtarviliase improved important disease-related abnormalities and survival in a mouse model of Homocystinuria. Pegtarviliase has received both U.S. and EU Orphan Drug Designation as well as U.S. Rare Pediatric Disease Designation.

About Pegzilarginase in Arginase 1 Deficiency

Pegzilarginase is a novel recombinant human enzyme engineered to degrade the amino acid arginine and has been shown to rapidly and sustainably lower levels of the amino acid arginine in plasma. Aeglea is developing pegzilarginase for the treatment of people with Arginase 1 Deficiency (ARG1-D), a rare debilitating and progressive disease characterized by the accumulation of arginine. ARG1-D presents in early childhood and patients experience spasticity, seizures, developmental delay, intellectual disability and early mortality. The PEACE Phase 3 clinical trial met its primary endpoint with a 76.7% reduction in mean plasma arginine compared to placebo. Additionally, 90.5% of pegzilarginase treated patients achieved normal plasma arginine levels. The arginine lowering was accompanied by a positive trend in Gross Motor Function Measure Part E, a measure of patient mobility. Pegzilarginase has received multiple regulatory designations, including Rare Pediatric Disease, Breakthrough Therapy, Fast Track and Orphan Drug designations from the U.S. Food and Drug Administration as well as Orphan Drug Designation from the European Medicines Agency.

About Aeglea BioTherapeutics

Aeglea BioTherapeutics is a clinical-stage biotechnology company redefining the potential of human enzyme therapeutics to benefit people with rare metabolic diseases with limited treatment options. Aeglea is investigating pegtarviliase in an ongoing Phase 1/2 clinical trial for the treatment of Classical Homocystinuria. Pegtarviliase has been granted Rare Pediatric Disease Designation. Aeglea’s other clinical program, pegzilarginase, achieved the primary endpoint of arginine reduction in the PEACE Phase 3 clinical trial and has received both Rare Pediatric Disease and Breakthrough Therapy Designations. The Marketing Authorization Application for pegzilarginase is currently under review with the European Medicines Agency. Aeglea has an active discovery platform focused on engineering small changes in human enzymes to have a big impact on the lives of patients and their families. For more information, please visit http://aeglea.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding the timing of announcements and updates relating to our clinical trials and related data, including the clinical data for our Phase 1/2 trial of pegtarviliase in Classical Homocystinuria, the timing and success of our clinical trials and related data, the timing and expectations for regulatory submissions and approvals, including the MAA for pegzilarginase in Europe, our ability to obtain regulatory approval for, and commercialize, pegzilarginase, recognize milestone and royalty payments from our agreement with Immedica, our ability to enroll patients into our clinical trials, the expected impact of the COVID-19 pandemic on our operations and clinical trials, success in our collaborations, the length of time that we believe our existing cash resources will fund operations, the potential addressable markets of our product candidates and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the Securities and Exchange Commission (SEC), and our other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact Information:

Investors & Media

Kelly Boothe, Ph.D.
Vice President, Investor Relations & Corporate Communications
512.399.5458
investors@aeglea.com

media@aeglea.com

Financials

Aeglea BioTherapeutics, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 38,989	$ 15,142
Marketable securities	34,687	77,986
License and development receivables	669	815
Prepaid expenses and other current assets	7,874	4,948
Total current assets	82,219	98,891
Restricted cash	1,529	1,838
Property and equipment, net	3,555	4,549
Operating lease right-of-use assets	3,514	3,806
Other non-current assets	749	842
TOTAL ASSETS	$ 91,566	$ 109,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$ 4,178	$ 3,319
Operating lease liabilities	587	436
Deferred revenue	505	2,359
Accrued and other current liabilities	12,408	14,030
Total current liabilities	17,678	20,144
Non-current operating lease liabilities	4,159	4,608
Deferred revenue, net of current portion	2,174	1,217
Other non-current liabilities	—	16
TOTAL LIABILITIES	24,011	25,985

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of September 30, 2022 and December 31, 2021; no shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 61,511,078 and 49,355,130 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	6	5
Additional paid-in capital	474,535	425,765
Accumulated other comprehensive loss	(184)	(20)
Accumulated deficit	(406,802)	(341,809)
TOTAL STOCKHOLDERS’ EQUITY	67,555	83,941
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 91,566	$ 109,926

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue:
License	$—	$—	$—	$12,000
Development fee	174	1,399	2,161	3,095
Total revenue	174	1,399	2,161	15,095

Operating expenses:
Research and development	11,977	14,853	44,328	40,287
General and administrative	6,952	6,839	23,452	20,015
Total operating expenses	18,929	21,692	67,780	60,302
Loss from operations	(18,755)	(20,293)	(65,619)	(45,207)

Other income (expense):
Interest income	288	36	427	77
Other income (expense), net	24	(24)	25	(107)
Total other income (expense)	312	12	452	(30)
Loss before income tax expense	(18,443)	(20,281)	(65,167)	(45,237)
Income tax benefit (expense)	209	(26)	174	(118)
Net loss	$(18,234)	$(20,307)	$(64,993)	$(45,355)

Net loss per share, basic and diluted	$(0.19)	$(0.31)	$(0.81)	$(0.69)
Weighted-average common shares outstanding, basic and diluted	94,197,958	65,789,449	80,574,683	65,675,915